Exhibit 21.1

Subsidiaries of EP Energy Corporation

As of January 6, 2014

Subsidiary	Jurisdiction	% Owned
Apollo (EPE Intermediate DC I), LLC	Delaware	100%
Apollo (EPE Intermediate DC II), LLC	Delaware	100%
EPE Acquisition, LLC(1)	Delaware	43.69%
EPE Holdings LLC	Delaware	100%
EP Energy BondCo Inc.	Delaware	100%
EP Energy LLC	Delaware	100%
EP Energy Global LLC	Delaware	100%
EP Energy Brazil, L.L.C.	Delaware	100%
EP Energy Pescada Ltda.(2)	Brazil	99.9999%
EP Energy Brazil Holdings Company	Cayman Islands	100%
EP Energy do Brasil Ltda.(3)	Brazil	99.8002%
EP Energy Management, L.L.C.	Delaware	100%
EP Energy Resale Company, L.L.C.	Delaware	100%
EP Energy Gathering Company, L.L.C.	Delaware	100%
EP Energy E&P Company, L.P.(4)	Delaware	99%
Crystal E&P Company, L.L.C.	Delaware	100%
EnerVest Energy, L.P.(5)	Delaware	23%
Everest Acquisition Finance Inc.	Delaware	100%
EPE Employee Holdings II, LLC	Delaware	100%
EPE Overseas Co-Investors (DC), LLC	Delaware	100%
EPE 892 and TE Co-Investors (DC), LLC	Delaware	100%
KNOC EPE Corporation	Delaware	100%
Riverstone V Non-U.S. Everest Corp.	Delaware	100%

(1) EPE 892 and TE Co-Investors (DC), LLC owns 20.98%,  KNOC EPE Corporation owns 14.75%, Apollo (EPE Intermediate DC I), LLC owns 7.68%, Apollo (EPE Intermediate DC II), LLC owns 6.43%, Riverstone V Non-U.S. Everest Corp. owns 5.34%, and EPE Overseas Co-Investors (DC), LLC owns 1.12%.

(2) 0.0001% held by EP Energy Brazil Holdings Company

(3) 0.1998% held by EP Energy Brazil Holdings Company

(4) 1% held by EP Energy Management, L.L.C., as general partner

(5) Remaining percentage owned by unaffiliated parties